Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Amber Rensen
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER 2014 FINANCIAL RESULTS

SAN FRANCISCO (October 6, 2014) – Levi Strauss & Co. (LS&Co.) announced financial results today for the third quarter ended August 24, 2014.
Highlights include:

	Three Months Ended		% Increase (Decrease)
($ millions)	August 24, 2014	August 25, 2013	As Reported
Net revenues	$1,154	$1,141	1%
Net income attributable to LS&Co.	$51	$57	(11)%
Adjusted EBIT	$119	$121	(2)%

Net revenues grew one percent on both a reported and constant-currency basis. Increased sales from the company's global retail network were partially offset by lower sales at wholesale in the Americas. Third quarter net income declined to $51 million reflecting charges associated with the company's global productivity initiative. Adjusted EBIT declined two percent to $119 million reflecting a lower gross margin and increased advertising investment, partially offset by savings realized from the initiative.

“Despite continued external challenges, including soft retail traffic and a highly-promotional environment, we grew revenue in the third quarter by focusing on the controllable aspects of the business. The decline in net income essentially reflects the investments we're making to improve productivity,” said Chip Bergh, president and chief executive officer. “As we enter the fourth quarter, we remain confident in our ability to grow sales and adjusted EBIT this year, as we continue to focus on driving retail conversion, engaging with consumers globally with our Live in Levi’s® campaign, and improving the structural economics of our business.”

-more-

LS&Co. Q3 2014 Results/Add One
October 6, 2014

Third-Quarter 2014 Highlights

▪
Gross profit in the third quarter declined to $562 million compared with $573 million for the same quarter of 2013. Gross margin for the third quarter declined to 48.7 percent of revenues compared with 50.2 percent of revenues in the same quarter of 2013. The gross margin decline was primarily due to higher product costs and an increase in discounted sales across channels, reflecting a promotional retail environment and efforts to manage high inventory levels.

▪
Selling, general and administrative expenses (SG&A) for the third quarter of $455 million were flat compared with the same quarter of 2013. Increased advertising investment and consulting fees primarily related to centrally-led cost-savings and procurement projects associated with the company's global productivity initiative were offset by SG&A savings realized from the initiative and a decline in incentive compensation expense.

▪
Operating income of $105 million in the third quarter was down from $118 million in the same quarter of 2013 primarily due to the lower gross margin. Increased advertising investment and the charges associated with the company’s global productivity initiative were partially offset by savings realized from the initiative.

▪
Adjusted EBIT, which excludes the charges associated with the company’s global productivity initiative, was $119 million, a decline of two percent compared with the same quarter of 2013. A reconciliation of Adjusted EBIT is provided at the end of this press release.

Reported regional net revenues and operating income for the quarter were as follows:

	Net Revenues			Operating Income *
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	August 24, 2014	August 25, 2013		August 24, 2014	August 25, 2013
Americas	$697	$710	(2)%	$122	$125	(2)%
Europe	$286	$275	4%	$50	$46	8%
Asia	$171	$156	10%	$17	$23	(23)%

* Note: Regional operating income is equal to regional adjusted EBIT.

•
Net revenues in the Americas declined primarily due to lower sales of women’s products at wholesale. Operating income declined due to the region’s lower net revenues. A decline in gross margin was offset by lower SG&A.

•	In Europe, net revenues and operating income growth resulted from performance and expansion of the company-operated retail network and higher gross margins.

•
In Asia, net revenues grew in the company-operated retail network and at wholesale, primarily driven by price-promotional activity. Operating income declined due to the region's lower gross margin, reflecting the highly-promotional environment.

Cash Flow and Balance Sheet

At August 24, 2014, cash and cash equivalents of $367 million were complemented by $606 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $1.0 billion. Net debt at the end of the third quarter remained less than $1.1 billion. Free cash flow through the third quarter of 2014 was $4 million. The company has revised its estimate of capital expenditures for 2014, which it now projects will be in the range of $80 – $90 million.

-more-

LS&Co. Q3 2014 Results/Add Two
October 6, 2014

Global Productivity Initiative

Restructuring and related charges associated with the company's global productivity initiative primarily reflect severance benefit costs, pension plan curtailment gains and losses, other expenses associated with staffing reductions, and consulting fees primarily related to centrally-led cost-savings and procurement projects. Actions taken through the first nine months of 2014 for the global productivity initiative have resulted in aggregate restructuring and related charges of $103 million, and are expected to deliver net annualized savings of $100 – $125 million. The company anticipates that it will incur additional restructuring charges in the fourth quarter of 2014 related to the global productivity initiative. Cash payments for these additional charges are not expected to be made in the fourth quarter of 2014.

The company expects additional savings in future periods to come from streamlining its product development, planning and go-to-market strategies, implementing efficiencies across its supply chain and distribution network, adopting lower-cost service-delivery models and continuing to pursue improved procurement practices.

Investor Conference Call

The company’s third-quarter 2014 investor conference call will be available through a live audio webcast at http://levistrauss.com/investors/#earnings-webcast today, October 6, 2014, at 1 p.m. Pacific / 4 p.m. Eastern. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through October 11, 2014, at 800-585-8367 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 8330916.

Forward Looking Statement

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements related to: our confidence in growing sales and adjusted EBIT in 2014; estimated 2014 capital expenditures in the range of $80 – $90 million; anticipated net annualized savings of $100 – $125 million associated with actions taken through the first nine months of 2014 for the company’s global productivity initiative; additional restructuring charges in the fourth quarter of 2014 related to the global productivity initiative; and related expected additional savings in future periods and the origin thereof. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2013 and our Quarterly Reports on Form 10-Q for the quarters ended February 23, 2014, May 25, 2014, and August 24, 2014, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

-more-

LS&Co. Q3 2014 Results/Add Three
October 6, 2014

Non-GAAP Financial Measures

The company reports its financial results in conformity with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. However, management believes that certain non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, provide users of the company’s financial information with additional useful information. The tables found below include Free Cash Flow, Net Debt and Adjusted EBIT and corresponding reconciliations to the most comparable GAAP financial measures. These non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company’s financial results prepared in accordance with GAAP. Certain of these items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitation as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations, include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities, (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. Additionally, the methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies, limiting the usefulness of these measures. The company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business.

The company presents non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, because it believes they provide investors, financial analysts and the public with additional information to measure performance and evaluate the company’s ability to service its debt and may be useful for comparing its operating performance with the performance of other companies that have different financing and capital structures and tax rates. The company further believes these measures may be useful for period-over-period comparisons of underlying business trends and its ongoing operations.

See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR THE THIRD QUARTER OF 2014” below for reconciliation to the most comparable GAAP financial measures.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,600 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2013 net revenues were $4.7 billion. For more information, go to http://levistrauss.com.

# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 24, 2014	November 24, 2013
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$367,360	$489,258
Trade receivables, net of allowance for doubtful accounts of $15,659 and $18,264	441,163	446,671
Inventories:
Raw materials	4,229	3,361
Work-in-process	6,000	6,597
Finished goods	712,110	593,909
Total inventories	722,339	603,867
Deferred tax assets, net	213,055	187,836
Other current assets	111,814	112,082
Total current assets	1,855,731	1,839,714
Property, plant and equipment, net of accumulated depreciation of $785,017 and $775,933	396,806	439,861
Goodwill	240,944	241,228
Other intangible assets, net	46,823	49,149
Non-current deferred tax assets, net	416,504	448,839
Other non-current assets	101,550	108,627
Total assets	$3,058,358	$3,127,418

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$130,243	$41,861
Accounts payable	262,385	254,516
Accrued salaries, wages and employee benefits	157,717	209,966
Restructuring liabilities	37,834	—
Accrued interest payable	28,092	5,346
Accrued income taxes	8,954	11,301
Other accrued liabilities	220,690	262,488
Total current liabilities	845,915	785,478
Long-term debt	1,296,608	1,504,016
Long-term capital leases	10,568	10,243
Postretirement medical benefits	117,093	122,248
Pension liability	326,047	326,767
Long-term employee related benefits	74,151	73,386
Long-term income tax liabilities	31,596	30,683
Other long-term liabilities	57,697	61,097
Total liabilities	2,759,675	2,913,918
Commitments and contingencies
Temporary equity	52,877	38,524

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.01 par value; 270,000,000 shares authorized; 37,428,224 shares and 37,446,087 shares issued and outstanding	374	374
Additional paid-in capital	1,909	7,361
Retained earnings	554,021	475,960
Accumulated other comprehensive loss	(312,095)	(312,029)
Total Levi Strauss & Co. stockholders’ equity	244,209	171,666
Noncontrolling interest	1,597	3,310
Total stockholders’ equity	245,806	174,976
Total liabilities, temporary equity and stockholders’ equity	$3,058,358	$3,127,418
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	August 24, 2014	August 25, 2013	August 24, 2014	August 25, 2013
	(Dollars in thousands) (Unaudited)
Net revenues	$1,154,129	$1,141,284	$3,365,966	$3,386,860
Cost of goods sold	591,926	568,448	1,697,105	1,673,435
Gross profit	562,203	572,836	1,668,861	1,713,425
Selling, general and administrative expenses	454,712	454,750	1,325,546	1,314,247
Restructuring, net	2,371	—	79,411	—
Operating income	105,120	118,086	263,904	399,178
Interest expense	(27,179)	(30,903)	(90,318)	(95,943)
Loss on early extinguishment of debt	—	—	(11,151)	(689)
Other expense, net	(5,605)	(10,661)	(7,544)	(5,425)
Income before income taxes	72,336	76,522	154,891	297,121
Income tax expense	22,536	20,077	44,479	85,592
Net income	49,800	56,445	110,412	211,529
Net loss attributable to noncontrolling interest	820	630	1,637	715
Net income attributable to Levi Strauss & Co.	$50,620	$57,075	$112,049	$212,244

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	August 24, 2014	August 25, 2013	August 24, 2014	August 25, 2013
	(Dollars in thousands) (Unaudited)
Net income	$49,800	$56,445	$110,412	$211,529
Other comprehensive income (loss), net of related income taxes:
Pension and postretirement benefits	2,339	3,718	6,857	10,826
Net investment hedge gains (losses)	3,644	(8,329)	74	(5,928)
Foreign currency translation (losses) gains	(7,917)	9,823	(7,856)	1,650
Unrealized gain (loss) on marketable securities	291	(171)	783	(541)
Total other comprehensive (loss) income	(1,643)	5,041	(142)	6,007
Comprehensive income	48,157	61,486	110,270	217,536
Comprehensive loss attributable to noncontrolling interest	873	451	1,713	1,644
Comprehensive income attributable to Levi Strauss & Co.	$49,030	$61,937	$111,983	$219,180

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 24, 2014	August 25, 2013
	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income	$110,412	$211,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,119	86,600
Asset impairments	3,858	1,917
Gain on disposal of assets	(66)	(2,120)
Unrealized foreign exchange losses	5,906	323
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	(3,358)	2,547
Employee benefit plans’ amortization from accumulated other comprehensive loss	11,192	17,478
Employee benefit plans’ curtailment gain, net	—	(815)
Noncash restructuring charges	3,386	—
Noncash loss on extinguishment of debt	3,170	689
Amortization of deferred debt issuance costs	2,960	3,232
Stock-based compensation	9,305	6,303
Allowance for doubtful accounts	531	2,394
Change in operating assets and liabilities:
Trade receivables	4,190	95,373
Inventories	(119,209)	(87,434)
Other current assets	(5,895)	6,989
Other non-current assets	(5,035)	873
Accounts payable and other accrued liabilities	(7,631)	(42,640)
Restructuring liabilities	39,759	—
Income tax liabilities	10,590	37,660
Accrued salaries, wages and employee benefits and long-term employee related benefits	(61,358)	(75,322)
Other long-term liabilities	(1,435)	8,845
Other, net	(1,102)	(605)
Net cash provided by operating activities	81,289	273,816
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(50,461)	(63,002)
Proceeds from sale of assets	1,471	2,168
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	3,358	(2,547)
Acquisitions, net of cash acquired	(318)	—
Net cash used for investing activities	(45,950)	(63,381)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	140,000
Repayments of long-term debt and capital leases	(207,789)	(326,198)
Proceeds from senior revolving credit facility	165,000	—
Repayments of senior revolving credit facility	(75,000)	—
Proceeds from short-term credit facilities	18,776	42,694
Repayments of short-term credit facilities	(18,793)	(50,409)
Other short-term borrowings, net	(2,932)	(6,100)
Debt issuance costs	(2,684)	(2,557)
Restricted cash	617	123
Repurchase of common stock	(5,188)	(365)
Excess tax benefits from stock-based compensation	799	165
Dividend to stockholders	(30,003)	(25,076)
Net cash used for financing activities	(157,197)	(227,723)
Effect of exchange rate changes on cash and cash equivalents	(40)	(6,518)
Net decrease in cash and cash equivalents	(121,898)	(23,806)
Beginning cash and cash equivalents	489,258	406,134
Ending cash and cash equivalents	$367,360	$382,328

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$61,994	$61,209
Income taxes	41,598	26,441
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THIRD QUARTER OF 2014

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on October 6, 2014, discussing the company’s financial condition and results of operations as of and for the quarter ended August 24, 2014. Free cash flow, Net debt and Adjusted EBIT are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: (1) Free cash flow represents cash from operating activities less purchases of property, plant and equipment, payments (proceeds) on settlement of forward foreign exchange contracts not designated for hedge accounting, and cash dividends to stockholders; (2) Net debt represents total long-term and short-term debt less cash and cash equivalents; and (3) Adjusted EBIT represents net income plus income tax expense, interest expense, loss on early extinguishment of debt, other expense (income), net, restructuring and related charges, severance and asset impairment charges, net, and pension and postretirement benefit plan curtailment and net settlement losses (gains), net.

Free cash flow:

	Nine Months Ended
($ millions)	August 24, 2014	August 25, 2013
	(unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$81.3	$273.8

Non-GAAP measure:
Net cash provided by operating activities	$81.3	$273.8
Purchases of property, plant and equipment	(50.5)	(63.0)
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	3.4	(2.5)
Dividend to stockholders	(30.0)	(25.1)
Free cash flow	$4.2	$183.2

Net debt:

($ millions)	August 24, 2014	November 24, 2013
	(unaudited)
Most comparable GAAP measure:
Total long-term and short-term debt	$1,426.9	$1,545.9

Non-GAAP measure:
Total long-term and short-term debt	$1,426.9	$1,545.9
Cash and cash equivalents	(367.4)	(489.3)
Net debt	$1,059.5	$1,056.6

Adjusted EBIT:

	Three Months Ended
($ millions)	August 24, 2014	August 25, 2013
	(unaudited)
Most comparable GAAP measure:
Operating income	$105.1	$118.1

Non-GAAP measure:
Net income	$49.8	$56.4
Income tax expense	22.5	20.1
Interest expense	27.2	30.9
Loss on early extinguishment of debt	—	—
Other (income) expense, net	5.6	10.7
Restructuring and related charges, severance and asset impairment charges, net	15.3	2.9
Pension and postretirement benefit plan curtailment and net settlement (gains) losses, net	(1.8)	0.1
Adjusted EBIT	$118.6	$121.1